EXHIBIT 4

CONSENT OF KPMG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Annual Report (Form 40-F) of Cryptologic Inc. of our auditors’ report dated February 13, 2007 with respect to the financial statements of Cryptologic Inc. included in the Annual Report (Form 40-F) for the year ended December 31, 2006.

/s/ KPMG LLP
Chartered Accountants

Toronto, Canada

March 29, 2007